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                                                                          EX-11

                     SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                     (in thousands, except per share data)

                                                                 Three Months Ended               Six Months Ended
                                                                      June 30,                         June 30,
                                                              1996                1995           1996              1995
                                                          ------------        ------------    ------------      ------------
WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING:
Common stock .............................................       8,677              11,716           8,677            11,716
Common equivalent shares resulting from stock options
   (treasury stock method) ...............................           7                  11               7                11
                                                          ------------        ------------    ------------      ------------
          Subtotal .......................................       8,684              11,727           8,684            11,727


Adjustment to reflect the requirements of the SEC:
Common equivalent shares resulting from
     stock options (treasury stock method) ...............         109                  78             102                90
                                                          ------------        ------------    ------------      ------------

              Total ......................................       8,793              11,805           8,786            11,817
                                                          ============        ============    ============      ============

Income from continuing operations ........................$      8,623        $      2,086    $      8,713      $      2,093
Income from discontinued operations ......................                          30,451                            33,023
                                                          ------------        ------------    ------------      ------------
    Net income ...........................................$      8,623        $     32,537    $      8,713      $     35,116
                                                          ============        ============    ============      ============
Net Income Per Common Share:
Income from continuing operations.........................$       0.98        $       0.18    $       0.99      $       0.18
Income from discontinued operations.......................                            2.58                              2.79
                                                          ------------        ------------    ------------      ------------
    Net income............................................$       0.98        $       2.76    $       0.99      $       2.97
                                                          ============        ============    ============      ============
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